Exhibit 23.3

May 30, 2025

Abits Group Inc

Level 24 Lee Garden One, 33 Hysan Avenue,

Causeway Bay, Hong Kong, China

RE: Consent of the People’s Republic of China and the Hong Kong Special Administrative Region of the People’s Republic of China Counsel

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

We act as the PRC and Hong Kong counsel to Abits Group Inc (the “Company”), a company incorporated under the laws of the British Virgin Islands, in connection with the filing on Form F-3 to register up to $100,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm

Jincheng Tongda & Neal Law Firm